Exhibit 99.1

July 14, 2008	OTCBB: RNCH

Rancher Energy Corp. Updates Investors on Letter of Intent with Prospective Development Partners

DENVER, Colorado -- Rancher Energy Corp. (OTCBB: RNCH) today provided an update regarding the April 2008 letter of intent it signed with two prospective development partners regarding Rancher Energy’s three fields in the Powder River Basin.  The Company is continuing its discussions with these companies, but a definitive agreement has not been entered into by the parties.  The letter of intent provides that if the parties have not entered into a definitive agreement by June 30, 2008, either party may terminate the letter of intent upon 10 days notice.

About Rancher Energy Corp.

Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using CO2 injection coupled with other leading edge hydrocarbon recovery techniques, including 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields.  Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable.  Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

Forward-Looking Statements

This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC").  All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, availability of CO2 and performance of related contractual obligations, general economic and business conditions, and other factors over which the Company has little or no control.  The Company does not intend (and is not obligated) to update publicly any forward-looking statements.  The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

John Works
Chief Executive Officer
Rancher Energy Corp.
303-629-1125

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044